Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2017

Tontitown, Arkansas, July 27, 2017......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $1,608,799, or diluted and basic earnings per share of $0.25 for the quarter ended June 30, 2017, and net income of $3,891,963, or diluted and basic earnings per share of $0.61 for the six month period then ended. These results compare to net income of $3,992,224, or diluted and basic earnings per share of $0.61, and net income of $6,926,876, or diluted and basic earnings per share of $1.01, respectively, for the three and six months ended June 30, 2016.

Operating revenues decreased 2.6% to $108,645,798 for the second quarter of 2017 compared to $111,515,584 for the second quarter of 2016. The decrease in operating revenues includes an increase in fuel surcharge revenue from $12,594,737 for the second quarter of 2016 to $15,548,705 for the second quarter of 2017 as fuel prices were higher during the second quarter of 2017 compared to the second quarter of 2016. For the six months ended June 30, 2017, operating revenues increased 1.4% to $218,050,328 compared to $215,104,805 during the six months ended June 30, 2016. The increase in operating revenues includes an increase in fuel surcharge revenue from $22,535,011 for the first six months of 2016 to $31,350,520 for the first six months of 2017 as fuel prices were higher during the first six months of 2017 compared to the first six months of 2016.

Daniel H. Cushman, President of the Company, commented, “The second quarter of this year proved to be as challenging as the first quarter in regards to freight rates. In the automotive sector, which represents 50% of our revenue base, downward rate pressure continued throughout most of the second quarter as some carriers operating in this sector were accepting lower long-term contractual rates which we believe are unsustainable. As a result, we had no choice but to begin to deploy increased capacity into other sectors to which we had gained entry during our 2016 strategic expansion plan. During 2016, we reported that we were going to focus on revenue growth by expanding our service presence within non-automotive sectors which resulted in over 8% revenue growth during 2016. This growth did not come without a price as the overcapacity within the marketplace at that time required us to make certain rate concessions in order to gain access to this freight. Those rate concessions made throughout 2016 have continued to impact our financial performance during 2017 and will continue to do so until we have the opportunity to re-bid that freight. While we are proud to be recognized as a premier automotive carrier supplier, the capacity required to service this sector has diminished as a result of falling vehicle sales and the resulting automotive plant downtime which can occur without sufficient warning. These volume swings are often difficult to predict and can result in asset underutilization if replacement freight isn’t readily available.

“Also, negatively impacting our revenue for the quarter was the loss of asset utilization as a result of two major weather events occurring during the quarter. These two events were the late winter storm Ursa, which occurred in late April, and the southern border tornado which occurred in late May. The winter storm produced blizzard like conditions in certain of our service areas, and the tornado closed the primary international crossing into Mexico at our Laredo gateway. Approximately 40% of our business involves cross-border activities, and the delays and congestion caused as a result of these storms resulted in a loss of revenue for the quarter.

“While downward rate pressure was constant throughout the latter half of 2016 and most of the first half of 2017, beginning late in the second quarter we started to see some relief as certain customers began to agree to requested rate increases. As we progress through the remainder of 2017, we believe that truck capacity will begin to tighten and that freight rates will further rebound as carriers who are not compliant with the pending implementation of the electronic logging device mandate either exit the industry voluntarily or become forced out of the industry due to difficulty in obtaining insurance coverage as a result of their non-compliant status.

“In response to the prolonged rate pressure experienced, we have implemented various cost reduction strategies over the last year which has resulted in a reduction in costs in certain targeted areas such as driver acquisition, group medical insurance, equipment rental and employee wages. While we have successfully reduced expenses in most categories, we have not met our cost reduction goals as they relate to ongoing equipment maintenance costs. We continue to operate one of the newest equipment fleets in the industry and believe we have significant additional cost savings opportunities related to equipment maintenance programs. This is an area which will receive additional focus as we progress through the remainder of the year.

“While not as significant as the impact of lower freight rates, another unfavorable impact in our year-over- year financial operating performance relates to the difference in the reported gains on the sale of company-owned equipment. During the first half of 2016, we reported $3.0 million in pre-tax gains from the sale of used equipment, which compares to a $0.1 million loss reported during the first half of 2017. While there seems to be increased interest and activity in the used equipment market, sale prices remain at levels that do not provide an adequate return. While the used equipment market has remained soft, the stock market has continued its upward trend and certain of our investments in marketable equity securities reached price points which prompted us to sell. During the first half of 2017, we recognized non-operating pre-tax gains of $2.1 million related to the sale of these investments, which compares to a $0.6 million non-operating pre-tax loss on marketable equity security sales recognized during the first half of 2016.

“Our strategy for the remainder of 2017 continues with our effort to seek new business opportunities at higher rates than some of our existing customers’ rates and to refine our cost reduction programs.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue, before fuel surcharge	$93,097,093	$98,920,847	$186,699,808	$192,569,794
Fuel surcharge	15,548,705	12,594,737	31,350,520	22,535,011
	108,645,798	111,515,584	218,050,328	215,104,805

Operating expenses and costs:
Salaries, wages and benefits	25,262,505	27,841,137	51,166,719	55,323,467
Operating supplies and expenses	19,410,185	21,041,769	39,642,257	40,160,433
Rent and purchased transportation	43,716,716	40,717,839	86,839,498	78,104,879
Depreciation	10,484,614	9,668,445	21,156,005	18,845,181
Insurance and claims	4,438,887	4,490,548	9,135,148	8,548,983
Other	2,304,033	2,014,179	4,420,635	4,183,793
Loss (gain) on disposition of equipment	130,443	(1,612,392)	129,814	(3,002,226)
Total operating expenses and costs	105,747,383	104,161,525	212,490,076	202,164,510

Operating income	2,898,415	7,354,059	5,560,252	12,940,295

Interest expense	(935,060)	(909,522)	(1,911,679)	(1,731,843)
Non-operating (loss) income	649,346	(10,195)	2,701,506	(32,461)

Income before income taxes	2,612,701	6,434,342	6,350,079	11,175,991
Income tax expense	1,003,902	2,442,118	2,458,116	4,249,115

Net income	$1,608,799	$3,992,224	$3,891,963	$6,926,876

Diluted earnings per share	$0.25	$0.61	$0.61	$1.01

Average shares outstanding – Diluted	6,430,005	6,571,527	6,412,346	6,858,333

	Quarter Ended June 30,		Six Months Ended June 30,
Truckload Operations	2017	2016	2017	2016

Total miles	58,721,872	60,682,053	118,846,481	118,044,732
Operating ratio (1)	96.82%	91.98%	97.03%	92.82%
Empty miles factor	6.78%	6.28%	6.79%	6.41%
Revenue per total mile, before fuel surcharge	$1.39	$1.43	$1.39	$1.43
Total loads	84,726	84,540	168,477	164,232
Revenue per truck per work day	$674	$708	$677	$694
Revenue per truck per week	$3,370	$3,540	$3,385	$3,470
Average company-driver trucks	1,219	1,357	1,250	1,368
Average owner operator trucks	673	559	650	535

Logistics Operations
Total revenue	$11,440,763	$12,051,294	$22,125,344	$23,593,133
Operating ratio	97.38%	96.84%	96.99%	96.55%

_______________________________________

1)

Operating ratio is calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We use revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.